                                                ------------------------------
                                                        OMB APPROVAL
                                                ------------------------------
                                                OMB Number: 3235-0145
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                                                Estimated average burden hours
                                                per response.............14.90
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                             (Amendment No. 1 )/1/
                                           ---

                               INDIVIDUAL, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  455912-10-5
--------------------------------------------------------------------------------
                                (CUSIP Number)

               Susan J. Nock, Testa, Hurwitz & Thibeault, LLP,
                      High Street Tower, 125 High Street,
                       Boston, MA 02110  (617) 248-7000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               February 24, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

        Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                        (Continued on following pages)

                             (Page 1 of 28 Pages)

----------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          NewsEDGE Corporation (formerly Desktop Data, Inc.)

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 04-3016142
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 3 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Joseph A. Amram

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 4 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Burr, Egan, Deleage & Co.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 04-2681308
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Massachusetts
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 5 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Elon Kohlberg

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 6 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Dialog Corporation (formerly Knight-Ridder Information, Inc.)

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of California
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 7 of 28 Pages
---------------------                                        -------------------

                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          James D. Daniell

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 8 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          William A. Devereaux

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Pages 9 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Robert L. Lentz

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                       --------------------
CUSIP NO. 455912-10-5                 13D                   Pages 10 of 28 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Gregory S. Stanger

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                       --------------------
CUSIP NO. 455912-10-5                 13D                   Pages 11 of 28 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Jeffery S. Galt

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                       --------------------
CUSIP NO. 455912-10-5                 13D                   Pages 12 of 28 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Marino R. Polestra

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                       --------------------
CUSIP NO. 455912-10-5                 13D                   Pages 13 of 28 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Microsoft Corporation

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Washington
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                       --------------------
CUSIP NO. 455912-10-5                 13D                   Pages 14 of 28 Pages
---------------------                                       --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Michael E. Kolowich

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
          OO

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED              [_]
      PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                              0
                           -----------------------------------------------------
          SHARES           8  SHARED VOTING POWER
       BENEFICIALLY           0
         OWNED BY          -----------------------------------------------------
           EACH            9  SOLE DISPOSITIVE POWER
         REPORTING            0
          PERSON           -----------------------------------------------------
           WITH            10 SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN        [_]
      SHARES*

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 15 of 28 Pages
---------------------                                        -------------------

   This Amendment No. 1 amends the Statement on Schedule 13D filed with the Securities and Exchange Commission on November 13, 1997 (the "Schedule 13D") by Desktop Data, Inc. ("Desktop") and Michael E. Kolowich, Joseph A. Amram, Burr, Egan, Deleage & Co., Marino R. Polestra, Elon Kohlberg, James D. Daniell, William A. Devereaux, Robert L. Lentz, Gregory S. Stanger, Jeffery S. Galt, Microsoft Corporation and the Dialog Corporation (formerly Knight-Ridder Information, Inc.) (collectively the "Reporting Persons") with respect to the shares of common stock, par value $0.01 (the "Issuer Common Stock"), of Individual, Inc. (the "Issuer").

   This Amendment No. 1 is filed with respect to the Issuer Common Stock on behalf of Desktop and the Reporting Persons who, immediately prior to February 24, 1998, beneficially owned shares of Issuer Common Stock. Desktop beneficially owned Issuer Common Stock due to the Stock Option Agreement, dated November 2, 1997 between Desktop and the Issuer, as described in Item 4 of the Schedule 13D. The Reporting Persons beneficially owned Issuer Common Stock subject to the voting and disposition restrictions set forth in the Participation Agreement, dated November 3, 1997 and the Affiliate Agreement dated November 3, 1997, respectively, each between the Reporting Persons and Desktop. The Participation Agreement and Affiliate Agreement are also described in Item 4 of the Schedule 13D.

   Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Schedule 13D:

   Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows.

Item 5.  Interests in Securities of the Issuer

   The merger (the "Merger") of the Issuer with and into Desktop was consummated on February 24, 1998. The Stock Option granted by the Issuer to Desktop, pursuant to which Desktop had the right, upon the occurrence of certain events, to purchase from the Issuer up to 3,249,779 shares of Issuer Common Stock, terminated at the effective time of the Merger. In addition, the Participation Agreement, which subjected shares beneficially owned by Reporting Persons to certain voting restrictions, terminated at the effective time of the Merger.

   As a result of the Merger, no shares of the Issuer Common Stock remain outstanding. Each issued and outstanding share of Issuer Common Stock was converted into one-half (1/2) of one share of common stock, par value $0.01 per share, of Desktop, which was renamed as of the effective time of the Merger "NewsEDGE Corporation."

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 16 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 28, 1998               NEWSEDGE CORPORATION



                                        By:     /s/ Donald L. McLagan
                                               ---------------------------
                                               Donald L. McLagan
                                               President, Chairman and Chief
                                               Executive Officer

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 17 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                               /s/ Michael E. Kolowich
                                              -----------------------------
                                              Michael E. Kolowich

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 18 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                               /s/ Joseph A. Amram
                                              -------------------------
                                              Joseph A. Amram

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 19 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998               BURR, EGAN, DELEAGE & CO.


                                        By:     /s/ Eileen McCarthy
                                               -------------------------
                                        Name:  Eileen McCarthy
                                        Title: V.P. - Finance & Administration

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 20 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ Elon Kohlberg
                                               -----------------------
                                               Elon Kohlberg

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 21 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ James D. Daniell
                                               --------------------------
                                               James D. Daniell

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 22 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ William A. Devereaux
                                               ----------------------------
                                               William A. Devereaux

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 23 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ Robert L. Lentz
                                               -------------------------
                                               Robert L. Lentz

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 24 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ Marino R. Polestra
                                               ----------------------------
                                               Marino R. Polestra

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 25 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ Gregory S. Stanger
                                               ----------------------------
                                               Gregory S. Stanger

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 26 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998


                                                /s/ Jeffery S. Galt
                                               --------------------------
                                               Jeffery S. Galt

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 27 of 28 Pages
---------------------                                        -------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998               MICROSOFT CORPORATION


                                        By:  /s/ Gregory Stanger
                                             ----------------------------
                                        Name: Gregory Stanger
                                        Title: Director, Business
                                               Development & Investment

---------------------                                        -------------------
CUSIP NO. 455912-10-5                 13D                    Page 28 of 28 Pages
---------------------                                        -------------------

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998                DIALOG CORPORATION


                                        By:     /s/ Jeffery S. Galt
                                               ----------------------
                                        Name:  Jeffery S. Galt
                                        Title: President